Exhibit 10.47
December 7, 2006
Penn Octane Corporation
840 Apollo Street, Suite 313
El Segundo, CA 90245
Attn: Mr. Ian Bothwell
Gentlemen:
We refer to the Line Letter dated October 14, 1997 as may have been amended, supplemented or modified from time to time (the “Line Letter”).
Please be advised of the following amendments to the Line Letter:
•
The Aggregate principal sum and face amount available under the uncommitted secured credit facility is Fifteen million dollars ($15,000,000) instead of Twenty million dollars ($20,000,000) as a result of the LPG asset sale.

Other conditions to continued availability under this facility include:
•	Hedge account to be established to cover any unsold product value. Cash collateral will secure said product value until such an account is established.
All other terms and conditions of our agreement remain in effect including:
•	Maintenance of a minimum net worth, as defined in the existing agreements, of $10,000,000.
Please sign and return this document.
Accepted and Agreed to on this 15th day of December, 2006.
RZB FINANCE LLC 1133 Avenue of the Americas, 16th Floor, New York, N.Y. 10036 • Telephone: (212) 845-4100 • Fax: (212) 944-2093 Telex: 6738478 RZBLLCNY • A WHOLLY OWNED SUBSIDIARY OF RAIFFEISEN ZENTRALBANK ÖSTERREICH AG (RZB-AUSTRIA) • Head Office: A-1030 Vienna, Am Stadtpark 9, Postal Address: A-1011 Vienna, P.O. Box 50 • Member of UNICO Banking Group